                                                                    EXHIBIT 10.9


                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                         MERCER MUTUAL INSURANCE COMPANY

                                       AND

     ANTHONY ROBERT SCATENA, RAYMOND EDWARD NESTLERODE, SR., RAYMOND EDWARD NESTLERODE, JR., JOSEPH RUSSELL NESTLERODE, SR., WILLIAM J. EDWARDS, MICHAEL
                                 PETER NESTARICK

                            DATED AS OF MAY 9, 2001

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                                Table of Contents

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
ARTICLE I   -  DEFINITIONS...................................................................................         2
         1.1  Construction...................................................................................         2
         1.2  Definitions....................................................................................         2

ARTICLE II  -  PURCHASE AND SALE OF STOCK....................................................................         5
         2.1  Purchase and Sale of Series A Preferred Stock..................................................         5
         2.2  Closing; Closing Date..........................................................................         5
         2.3  Closing Deliveries.............................................................................         5

ARTICLE III -  REPRESENTATIONS AND WARRANTIES................................................................         6
         3.1  Ownership of Series A Preferred Stock..........................................................         6
         3.2  Authority......................................................................................         6
         3.3  Representations Complete.......................................................................         7

ARTICLE IV  -  REPRESENTATIONS AND WARRANTIES OF BUYER.......................................................         7
         4.1  Organization, Standing and Power...............................................................         7
         4.2  Authority......................................................................................         7
         4.3  Litigation.....................................................................................         8
         4.4  Broker's and Finders' Fees.....................................................................         8
         4.5  Board Approval.................................................................................         8
         4.6  Financial Capability...........................................................................         8
         4.7  Representations Complete.......................................................................         9

ARTICLE V   -  CONDUCT PRIOR TO THE EFFECTIVE TIME...........................................................         9
         5.1  No Solicitation................................................................................         9
         5.2  Consents; Cooperation..........................................................................         9
         5.3  Legal Requirements.............................................................................        10
         5.4  Best Efforts and Further Assurances............................................................        10

ARTICLE VI  -  CONDITIONS 10
         6.1  Conditions to Obligations of Each Party........................................................        10
         6.2  Additional Conditions to Obligations of the Series A Holders...................................        11
         6.3  Additional Conditions to the Obligations of Buyer..............................................        11

ARTICLE VII -  TERMINATION, AMENDMENT AND WAIVER.............................................................        12
         7.1  Termination....................................................................................        12

                                        i

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                                Table of Contents
                                  (continued)

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         7.2  Effect of Termination..........................................................................        13
         7.3  Expenses and Termination Fees. Whether or not the transactions contemplated by this
              Agreement is consummated, all costs and expenses incurred in connection with this
              Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the Party incurring such
              expense........................................................................................        14
         7.4  Amendment......................................................................................        14
         7.5  Extension; Waiver..............................................................................        14

ARTICLE VIII-  INDEMNIFICATION...............................................................................        14
         8.1  Indemnification By Series A Holders............................................................        14
         8.2  Indemnification By Buyer.......................................................................        15
         8.3  Limitation of Indemnification Obligation.......................................................        16
         8.4  Additional Limitation of Indemnification Obligation of Series A Holders........................        16

ARTICLE IX  -  GENERAL PROVISIONS............................................................................        17
         9.1  Survival Past Effective Time...................................................................        17
         9.2  Notices........................................................................................        17
         9.3  Counterparts...................................................................................        18
         9.4  Entire Agreement; Nonassignability; Parties in Interest........................................        18
         9.5  Severability...................................................................................        18
         9.6  Remedies Cumulative............................................................................        18
         9.7  Governing Law..................................................................................        19
         9.8  Rules of Construction..........................................................................        19

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EXHIBIT A - Third Amended and Restated Certificate of Incorporation of FHI

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT(this "Agreement") is made and entered into as of May 9, 2001, by and among MERCER MUTUAL INSURANCE COMPANY, a Pennsylvania corporation ("Buyer"), and ANTHONY ROBERT SCATENA, RAYMOND EDWARD NESTLERODE, SR., RAYMOND EDWARD NESTLERODE, JR., JOSEPH RUSSELL NESTLERODE, SR., WILLIAM J. EDWARDS, and MICHAEL PETER NESTARICK, collectively the holders of all the Series A Preferred Stock (the "Series A Holders") issued by Franklin Holding Company, Inc. ("FHI"). Buyer and the Series A Holders are sometimes collectively referred to herein as the "Parties" and individually as a "Party."

                                    RECITALS

         H. Thomas Davis ("Davis") owns (i) 210,000 shares of FHI Class A Voting Common Stock (the "Class A Stock"), and (ii) and options to acquire 590,000 shares of Class A Stock (the "Options").

         The Series A Holders own 10,000 shares of FHI Series A Convertible Redeemable Preferred Stock (the "Series A Preferred Stock").

         On or prior to the date of closing contemplated hereunder, Davis will exchange the options to acquire 590,000 shares of Class A Stock for options (as so exchanged, the "Options") to acquire 590,000 shares of Class B Non-Voting Common Stock (the "Class B Stock")

         Davis has agreed to sell to Buyer, and Buyer has agreed to purchase from Davis, 102,900 shares of Class A Stock and Options to acquire 295,000 shares of Class B Stock.

         The Series A Holders have agreed to sell to the Buyer, and the Buyer has agreed to purchase from the Series A Holders, 5,000 shares of Series A Preferred Stock.

         NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the Parties agree as follows:

                                       1

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                                  ARTICLE I -

                                  DEFINITIONS

                  1.1 Construction. References to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires, all references to "Sections," "Exhibits" and "Schedules" shall be deemed to refer to Sections within or Exhibits and Schedules to this Agreement. All Exhibits and Schedules to this Agreement are hereby incorporated herein. The word "including" shall mean including without limitation. Unless the context otherwise requires, any word used in the singular form shall be interpreted as including the plural form thereof, and vice versa, and any word used in one gender shall be interpreted as including the other gender, as necessary or appropriate. Any reference to facts or information "known" to a Party that is an entity, or words having similar meaning, shall refer to the conscious awareness of information of the directors and those responsible officers and employees of such Party and its Subsidiaries charged with administrative or operational responsibility for such matters, and that is known or would be known to any one or more of them following reasonable investigation under the circumstances.

                  1.2 Definitions. Certain capitalized terms used in this Agreement shall have the meanings ascribed to such terms in this Section 1.2, unless the context clearly requires otherwise.

                           (a)      "Buyer" shall mean Mercer Mutual Insurance
Company, a Pennsylvania corporation.

                           (b)      "Agreement" shall mean this Stock Purchase
Agreement.

                           (c)      "Class A Stock" means the Class A Voting
Common Stock, $0.10 par value per share, of FHI.

                           (d)      "Class B Stock" means the Class B Non-Voting
Stock, $0.10 par value per share, of FHI.

                           (e)      "Closing" shall have the meaning set forth
in Section 2.2.

                           (f)      "Closing Date" shall have the meaning set
forth in Section 2.2.

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

                           (g)      "Contract" or "Contracts" means any
mortgage, indenture, lease, note, contract or other agreement or instrument to which a Person is a party or by which such Person or such Person's assets are or may be bound.

                           (h)      "Davis" means H. Thomas Davis, an
individual, and his heirs, personal representatives and assigns.

                           (i)      "Davis Stock Purchase Agreement" means the
Stock Purchase Agreement among, Davis, FHI and Buyer pursuant to which Buyer will acquire a portion of Davis' stock in FHI.

                           (j)      "Effective Time" shall have the meaning set
forth in Section 2.2.

                           (k)      "FHI" shall mean Franklin Holding Company,
Inc., a Delaware corporation.

                           (l)      "FHI Capital Stock" means the Class A Stock,
the Class B Stock, the Series A Preferred Stock and the Series B Preferred
Stock.

                           (m)      "Governmental Entity" means any court,
administrative agency or commission or other governmental or regulatory agency, authority or instrumentality of any federal, state, local or foreign government, of any kind, type or nature.

                           (n)      "Liens" shall have the meaning set forth in
Section 3.1.

                           (o)      "Material Adverse Effect" with respect to
any Person means any event, change, condition or effect, including consummation of the transactions contemplated by this Agreement, that (i) has, or could reasonably be expected to have, a materially adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole (whether or not arising from transactions in the ordinary course of business) (excluding changes in security portfolio values due to changes in interest rates or changes in statutory or generally accepted accounting principles that affect the insurance industry as a whole), (ii) materially impairs, or could reasonably be expected to materially impair, the ability of such Person to perform its obligations under this Agreement or any related agreement or to consummate the transactions contemplated by this Agreement, or (iii) causes A. M. Best, either orally or in writing, to advise such Person that it's A. M. Best rating will be, or is likely to be, reduced.

                           (p)      "Options" means the options to acquire
590,000 shares of Class B Stock.

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                           (q)      "Parties" shall mean Buyer and the Series A
Holders, collectively.

                           (r)      "Party" shall mean Buyer and any one of the
Series A Holders, individually.

                           (s)      "Person" means any natural person or
individual, trustee, corporation, general or limited partnership, limited liability company or partnership, joint venture, joint stock company, bank, firm, Governmental Entity, trust, association, organization or unincorporated entity of any kind.

                           (t)      "Series A Holders" means Anthony Robert
Scatena, Raymond Edward Nestlerode, Sr., Raymond Edward Nestlerode, Jr., Joseph Russell Nestlerode, Sr., William J. Edwards, Michael Peter Nestarick and their respective heirs, personal representatives and assigns.

                           (u)      "Series A Preferred Stock" means the Series
A Convertible Redeemable Preferred Stock, $100 par value per share, of FHI.

                           (v)      "Series B Preferred Stock" means the Series
B Cumulative Redeemable Preferred Stock, $100 par value per share, of FHI.

                           (w)      "Shareholder Documents" means the following
documents and instruments, copies of which have been furnished to the Buyer:
Certificate of Incorporation and By-laws of FHI, the Subscription and Shareholders Agreement among Davis, FHI and the Series A Holders, the Securities Purchase Agreement between FHI and the Series B Holder, the Class B Non-voting Common Stock Purchase Warrant issued by FHI to the Series B Holder, and the Internal Shareholders Agreement between Davis and the Series B Holder.

                           (x)      "Subsidiary" or "Subsidiaries" shall mean,
with respect to any Party (other than an individual), any corporation, limited liability company, partnership, trust, limited partnership, joint venture, or other business association or entity, at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries.

                           (y)      "Takeover Proposal" shall have the meaning
set forth in Section 5.1.

                                  ARTICLE II -

                           PURCHASE AND SALE OF STOCK

                  2.1 Purchase and Sale of Series A Preferred Stock. Subject to the terms and conditions of this Agreement, on the Closing Date, each Series A Holder shall sell to Buyer, and Buyer shall purchase from each Series A Holder, that number of shares of Series A Preferred Stock set forth opposite the name of the Series A Holder as follows:

Anthony Robert Scatena                      2,500 shares
Raymond Edward Nestlerode, Sr.                500 shares
Raymond Edward Nestlerode, Jr.                500 shares
Joseph Russell Nestlerode, Sr.                500 shares
William J. Edwards                            500 shares
Michael Peter Nestarick                       500 shares

The purchase price for the Series A Preferred Stock shall be $200 per share, or $1,000,000 in the aggregate.

                  2.2 Closing; Closing Date. The Closing shall take place at the offices of Stevens & Lee, 208 North Third Street, Harrisburg, Pennsylvania at 10:00 A.M. on that date (the "Closing Date") that is five (5) business days after the satisfaction of all conditions to closing (other than satisfaction of conditions to closing that can only be satisfied at closing), or at such time and date thereafter as the Parties may mutually agree (the "Effective Time").

                  2.3      Closing Deliveries.

                           (a)      By the Series A Holders. At the Closing,
each Series A Holder shall deliver, or cause to be delivered:

                                    (i)      A share certificate to the Buyer
         for that number of shares of Series A Preferred Stock set forth opposite such Series A Holder's name in Section 2.1; and

                                    (ii)     All other documents and items
         required to be delivered by a Series A Holder pursuant to Section 6.3.

                           (b)      By Buyer. At the Closing, Buyer shall
deliver, or cause to be delivered, a wire transfer of immediately available funds, to the accounts designated in writing by each of the Series A Holders prior to the Closing Date, the amount of the purchase price for the Shares being acquired by the Buyer from such Series A Holder.

                                 ARTICLE III -

                         REPRESENTATIONS AND WARRANTIES

         Each of the Series A Holders represents and warrants, for himself, but not jointly, that the statements in this Article III are true and correct. The representations and warranties of the Series A Holders contained in this Article III and elsewhere in this Agreement or any other document delivered pursuant to or contemplated by this Agreement, shall not be affected or deemed waived by reason of the fact that Buyer and/or its representatives knew or should have known that any such representation or warranty is or might be untrue or inaccurate in any respect.

                  3.1 Ownership of Series A Preferred Stock. Each Series A Holder owns beneficially and of record all outstanding shares of Series A Preferred Stock set forth opposite his name in Section 2.1 hereof. Each Series A Holder owns the shares of Series A Preferred Stock set forth opposite his name in Section 2.1 free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance (collectively, "Liens"). Except as set forth on Schedule 2.1 or in the Shareholder Documents, there are no outstanding voting agreements or proxies, or other commitments or agreements of any character relating to the Series A Preferred Stock or otherwise obligating any Series A Holder to transfer, sell, purchase or redeem any shares of Series A Preferred Stock. Except for options to acquire shares of Class B Stock under certain circumstances pursuant to Section 7.4 of a Subscription and Shareholder Agreement dated July 17, 1997 by and among Davis, FHI and the Series A Holders, none of the Series A Holders have the right to acquire any additional shares of FHI Capital Stock.

                  3.2 Authority. The Series A Holders have all requisite power and authority, to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Series A Holders and constitutes a valid and binding obligation of each of the Series A Holders in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. Except as set forth in the Shareholder Documents or as described on Schedule 3.2, the execution and delivery of this Agreement by the Series A Holder does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, amendment, cancellation or

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acceleration of any obligation or loss of any benefit under (i) any Contract to which the Series A Holders or any of them is a party or by which any of them is bound, or (ii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Series A Holders or any of their properties or assets, or to which the Series A Holders or any of their properties or assets is subject or bound or that give rise to any Lien. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Series A Holders in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for the approval of the Pennsylvania Department of Insurance.

                  3.3 Representations Complete. No statement, certificate, instrument or other writing furnished or to be furnished by the Series A Holders pursuant to this Agreement or any Schedule or Exhibit hereto or any certificate, instrument or other writing furnished or to be furnished by the Series A Holders pursuant hereto, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE IV -

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represent and warrant to each of the Series A Holders as follows:

                  4.1 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer has the requisite corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Buyer is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

                  4.2 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement does not, and will not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Buyer, or (ii) any Contract, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, or to which Buyer or any of its properties or assets is subject or bound or that give rise to any Liens. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except for the filing of a Form A with the Pennsylvania Department of Insurance and the obtaining of approval therefrom.

                  4.3 Litigation. There is no agreement, judgment, injunction, decree or order against Buyer or any of its Subsidiaries, or, to the knowledge of Buyer and its Subsidiaries, any of their respective directors or officers (in their capacities as such) that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that has or could reasonably be expected to have a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated by this Agreement. Neither Buyer nor any of its Affiliates has been advised by a Person that such Person is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, judgment, injunction, decree or order.

                  4.4 Broker's and Finders' Fees. Except for a payment obligation to CIC, Inc. to be paid equally by Buyer and FHI, Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  4.5 Board Approval. The Board of Directors of Buyer has approved this Agreement.

                  4.6 Financial Capability. Buyer has and shall have, as of the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement.

                  4.7 Representations Complete. No statement, certificate, instrument or other writing furnished or to be furnished by Buyer pursuant to this Agreement, or any certificate furnished or to be furnished by Buyer pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE V -

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

                  5.1 No Solicitation. The Series A Holders and their agents will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (as defined herein), or engage in negotiations with, or disclose any nonpublic information relating to FHI or any of its Subsidiaries to, or afford access to the properties, books or records of FHI or any of its Subsidiaries to, any Person that has advised FHI, Davis or the Series A Holders that it may be considering making, or that has made, a Takeover Proposal. The Series A Holders will promptly notify Buyer after receipt of any Takeover Proposal or any notice that any Person is considering making a Takeover Proposal or any request for nonpublic information relating to FHI or any of its Subsidiaries or for access to the properties, books or records of FHI or any of its Subsidiaries by any Person that has advised FHI, Davis or any Series A Holder that it may be considering making, or that has made, a Takeover Proposal, and will keep Buyer fully informed of the status and details of any such Takeover Proposal notice, and shall provide Buyer with a true and complete copy of such Takeover Proposal notice or any amendment thereto, if in writing, or a complete written summary thereof, if not in writing. As used herein, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving FHI or any of its Subsidiaries or the acquisition of 20% or more of the outstanding shares of capital stock of FHI, or a significant portion of the assets of, FHI or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

                  5.2 Consents; Cooperation. Each of Buyer and the Series A Holders shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it or them for the consummation of the transactions contemplated by this Agreement, and those required to be obtained by the Buyer from the Pennsylvania Department of Insurance. The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings before any Insurance Authority.

                  5.3 Legal Requirements. Each of Buyer and the Series A Holders shall take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on any of them with respect to the consummation of the transactions contemplated by this Agreement, shall promptly cooperate with and furnish information to any Party necessary in connection with any such requirements imposed upon such other Party in connection with the consummation of such transactions, and shall take all reasonable actions necessary to obtain (and cooperate with the other Parties in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

                  5.4 Best Efforts and Further Assurances. Each of the Parties shall use reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing hereunder. Each Party, at the reasonable request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

                                  ARTICLE VI -

                                   CONDITIONS

                  6.1 Conditions to Obligations of Each Party. The respective obligations of each Party to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to satisfaction at or prior to the Effective Time of the following conditions, any of which may be waived, in writing, by agreement of all Parties:

                           (a)      No Injunctions or Restraints; Illegality. No
temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, that makes the consummation of the transactions contemplated by this Agreement illegal or impractical. In the event an injunction or other order shall have been issued, each Party shall use commercially reasonable efforts to have such injunction or other order lifted.

                           (b)      Governmental Approvals. The Parties and
their respective Subsidiaries shall have timely filed with and obtained from each Governmental Entity (including all Insurance Authorities) all filings, notices, approvals, waivers and consents necessary for consummation of the transactions contemplated by this Agreement and the transactions contemplated hereby, including such filings, notices, approvals, waivers and consents as may be required under applicable state insurance laws.

                           (c)      Davis Stock Purchase Agreement. The
transactions contemplated by the Davis Stock Purchase Agreement shall be completed prior to, or contemporaneously with, the transactions contemplated by this Agreement.

                  6.2 Additional Conditions to Obligations of the Series A Holders. The obligations of the Series A Holders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any of which may be waived, in writing, by the Series A Holders.

                           (a)      Representations, Warranties and Covenants.
(i) The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date hereof and the Effective Time as though such representations and warranties were made on and as of such times, and (ii) Buyer shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Buyer as of the Effective Time.

                           (b)      Certificate of Buyer. The Series A Holders
shall have received a certificate executed on behalf of Buyer by its President certifying that the condition set forth in Section 6.2(a) shall have been fulfilled.

                  6.3 Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any of which may be waived, in writing, by Buyer:

                           (a)      Representations, Warranties and Covenants.
(i) The representations and warranties of the Series A Holders in this Agreement shall be

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

true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date hereof and the Effective Time as though such representations and warranties were made on and as of such times, and (ii) the Series A Holders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

                           (b)      Third Party Consents. FHI shall have
obtained, and Buyer shall have been furnished with evidence reasonably satisfactory to it, of the consent or approval of those Persons whose consent or approval shall be required in connection with the transactions contemplated by this Agreement under any material Contract of FHI or any of its Subsidiaries or otherwise, except where failure to obtain such consent would not have a Material Adverse Effect on FHI.

                           (c)      Injunctions or Restraints on Conduct of
Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal or regulatory restraint provision limiting or restricting Buyer's conduct or operation of the business of FHI and its Subsidiaries following the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by any Governmental Entity seeking the foregoing be pending or threatened in writing.

                           (d)      No Material Adverse Changes. There shall not
have occurred any event that could cause a Material Adverse Effect on FHI.

                           (e)      Consent and Waiver of American Reinsurance
Company. American Reinsurance Company, as the holder of the Series B Preferred Stock, shall have consented in writing to the transactions contemplated hereby.

                           (f)      Certificate of Incorporation. All of the
shareholders of FHI shall have consented to the adoption by FHI of the Third Amended and Restated Certificate of Incorporation attached hereto as Exhibit A.

                                 ARTICLE VII -

                        TERMINATION, AMENDMENT AND WAIVER

                  7.1 Termination. At any time prior to the Effective Time this Agreement may be terminated:

                           (a)      by mutual consent of Buyer and all of the
Series A Holders;

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

                           (b)      by Buyer or the Series A Holders, if,
without fault of the terminating Party, the Closing shall not have occurred on or before September 30, 2001 (provided a later date may be agreed upon in writing by the Parties, and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been the cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

                           (c)      by Buyer, if it has terminated the Davis
Stock Purchase Agreement in accordance with its terms or if any of the Series A Holders shall materially breach any of their representations, warranties or obligations hereunder and such breach shall not have been cured within fifteen
(15) business days following receipt by the Series A Holders of written notice of such breach, or if such breach cannot be cured by the Series A Holders within such time period but can be cured by the Series A Holders prior to the Effective Time and the Series A Holders has not commenced actions reasonably necessary (in the opinion of Buyer) to cure such breach;.

                           (d)      by the Series A Holders, if Buyer shall
materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within fifteen (15) business days following receipt by Buyer of written notice of such breach, or if such breach cannot be cured by Buyer within such time period but can be cured by Buyer prior to the Effective Time and Buyer has not commenced actions reasonably necessary (in the opinion of FHI) to cure such breach;

                           (e)      by Buyer if a Takeover Proposal shall have
occurred and FHI's Board of Directors does not within ten (10) business days of such occurrence (i) reconfirm its approval of this Agreement and the transactions contemplated hereby, and (ii) reject such Takeover Proposal;

                           (f)      by any Party if any permanent injunction or
other order of a Governmental Entity preventing the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable.

                  7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Series A Holders or Buyer or its officers, directors, shareholders or Affiliates, except to the extent that such termination results from the breach by a Party of any of its representations, warranties or covenants in this Agreement; provided that the provisions of Section 7.3, Article VIII, Article IX, and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement; provided further, that notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated by a Party because of the breach of this Agreement by another Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of another Party's failure to comply with its obligations hereunder, the terminating Party's right to pursue all legal remedies shall survive such termination unimpaired.

                  7.3 Expenses and Termination Fees. Whether or not the transactions contemplated by this Agreement is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the Party incurring such expense.

                  7.4 Amendment. The Parties may amend this Agreement at any time by execution of an instrument in writing signed on behalf of each of the Parties.

                  7.5 Extension; Waiver. At any time prior to the Effective Time any Party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

                                 ARTICLE VIII -

                                 INDEMNIFICATION

                  8.1 Indemnification By Series A Holders. Subject to the terms and conditions of this Section 8.1, which shall become effective upon Closing, each Series A Holders shall indemnify, defend and hold harmless Buyer, from, against and with respect to any claim, liability, obligation, loss, damage, deficiency, assessment, encumbrance, judgment, cost, expense (including, without limitation, attorney fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character, arising out of or in any manner incident, relating or attributable to (i) any inaccuracy in any representation or any breach or failure of any warranty, covenant or agreement of FHI, Davis or the Series A Holders whether set forth in this Agreement, the Davis Stock Purchase Agreement or the Schedules attached hereto or thereto, or in any certificate, instrument of transfer or other document or agreement executed by the Series A Holders in connection with this Agreement or otherwise made or given in connection with this Agreement, or (ii) any failure by FHI, Davis or the Series A Holders to perform or observe, or to have performed or observed, in full any covenant, agreement or condition to be performed or observed by FHI, Davis or the Series A Holders under this Agreement or the Davis Stock Purchase Agreement or under any certificates or other documents or agreements executed by the Series A Holders in connection with this Agreement. The matters specified in clauses (i) and (ii) above are hereinafter referred to as "Indemnifiable Claims".

                  8.2 Indemnification By Buyer. Subject to the terms and conditions of this Section 8.2, Buyer shall indemnify, defend and hold harmless the Series A Holders from, against and with respect to any claim, liability, obligation, loss, damage, deficiency, assessment, encumbrance, judgment, cost, expense (including, without limitation, attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character, arising out of or in any manner incident, relating or attributable to
(i) any inaccuracy in any representation or any breach or failure of any warranty, covenant or agreement of Buyer set forth in this Agreement or in any certificate, other document or agreement executed by Buyer in connection with this Agreement or otherwise made or given in connection with this Agreement, and
(ii) any failure by Buyer to perform or observe, or to have performed or observed, in full any covenant, agreement or condition to be performed or observed by Buyer under this Agreement or under any certificate or other documents or agreement executed by Buyer in connection with this Agreement.

                  8.3 Classification of Breach. Section 8.1 shall be the exclusive remedy of Buyer against the Series A Holders in regard to any Indemnifiable Claim. In the event that the Indemnifiable Claim arises from a misrepresentation or breach of covenant by a Series A Holder under this Agreement ("Type I Breach"), his liability shall be for his own breach only, but shall be for the full amount of the Indemnifiable Claim arising from his breach and without any limitation on the time in which the notice of the claim must be given to him by the Buyer. In the event that the Indemnifiable Claim arises from a misrepresentation or breach of covenant by Davis or FHI under or in connection with the Davis Stock Purchase Agreement (Type II Breach "), then the liability of the Series A Holders shall be joint and several, but subject to all of the limitations set forth in the remaining Sections of this Article VIII.

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

                  8.4 Limitation on Indemnification Obligation - Type II Breach. Series A Holders shall have no obligation with respect to any Indemnifiable Claim arising from a Type II Breach to the extent:

                           (a)      such claim for indemnity does not exceed
Seventy-Five Thousand Dollars ($75,000) and if all such claims exceed Seventy-Five Thousand Dollars ($75,000) in the aggregate, the Series A Holders shall be liable for the full amount in excess of Seventy-Five Thousand Dollars ($75,000), subject to the other limitations set forth in this Article VIII;

                           (b)      such claim for indemnity exceeds, or all
such claims for indemnity (inclusive of such claim) exceed, subject to the other limitations set forth in this Article VIII, the purchase price paid to such Series A Holders under this Agreement;

                           (c)      the loss, event, liability or matter giving
rise thereto is covered by insurance or reinsurance proceeds or other salvage reasonably recoverable or actually received by Buyer or FHI on account of the event that gave rise to the claim;

                           (d)      the event, liability or matter giving rise
thereto provides the Buyer or FHI with any tax benefit; or

                           (e)      the claim is for other than direct
compensatory damages, unless the claim arises from a third party asserting another form of damages.

                  8.5      Time Limits for Claims against the Series A Holders
- Type II Breach. The Series A Holders shall have no obligation with respect to any Indemnifiable Claim arising from a Type II Breach unless Buyer provides written notice to the Series A Holders within the later of:

                           (a)      One year after the Closing Date; or

                           (b)      if the basis for such claim arises from a
breach of any representation or warranty or covenant relating to "Taxes" (as defined in the Davis Stock Purchase Agreement), in which event the claim may be asserted any time within the applicable statute of limitations.

                  8.6 Additional Limitation of Indemnification Obligation of Series A Holders - Type II Breach. In the event that the Series A Holders shall become obligated to provide indemnification under Section 8.1 in regard to a Type II Breach, the liability of each Series A Holder shall not exceed the product of (i) the amount of any such liability as determined after application of the limitations set forth in Section 8.4, (ii) 0.145, and (iii) a fraction the numerator of

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

which is the number of shares of Series A Preferred Stock owned by the Series A Holder on the date hereof and the denominator of which is 10,000.

                                  ARTICLE IX -

                               GENERAL PROVISIONS

                  9.1 Survival Past Effective Time. The representations, warranties, covenants and agreements set forth in this Agreement shall survive the Effective Time, except as provided in Section 8.5.

                  9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

         if to Buyer to:

                  Mercer Mutual Insurance Company
                  Route 31 North
                  Pennington, New Jersey
                  Attention: Andrew R. Speaker,
                  President and Chief
                  Executive Officer
                  Facsimile No.: 609-737-8719
                  Telephone No.: 609-737-0426

                  with a copy to:

                  Stevens & Lee
                  1275 Drummers Lane
                  P. O. Box 236
                  Wayne, PA 19087-0236
                  Attention: Jeffrey P. Waldron
                  Facsimile No.: 610-687-1384
                  Telephone No.: 610-293-4961

                  to the Series A Holders, to their respective addresses shown on Schedule 9.2, with copies as shown on that Schedule and a copy to:

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

                  Franklin Holding Company, Inc.
                  214 East Church Street
                  Lock Haven, Pennsylvania 17745
                  Facsimile No. 717-570-6655
                  Telephone No. 717-570-3234

                  9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

                  9.4 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, and Schedules (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other Person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights under this Agreement to any of its Subsidiaries, provided that if such assignee Subsidiary fails to perform any obligation hereunder, Buyer shall remain liable for full performance thereof.

                  9.5 Severability. In the event any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                  9.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

                  9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

                  9.8 Rules of Construction. The Parties have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

         IN WITNESS WHEREOF, Buyer and the Series A Holders have caused this Agreement to be executed and delivered as of the date first written above.

                                          MERCER MUTUAL INSURANCE
                                          COMPANY

                                          By: /s/ Andrew R. Speaker
                                             _______________________________
                                            Name:  Andrew R. Speaker
                                            Title: President and Chief Executive
                                                   Officer

                                            /s/ Anthony Robert Scatena
                                            __________________________________
                                            Anthony Robert Scatena

                                            /s/ Raymond Edward Nestlerode, Sr.
                                            __________________________________
                                            Raymond Edward Nestlerode, Sr.

                                            /s/ Raymond Edward Nestlerode, Jr.
                                            __________________________________
                                            Raymond Edward Nestlerode, Jr.

                                            /s/ Joseph Russell Nestlerode, Sr.
                                            __________________________________
                                            Joseph Russell Nestlerode, Sr.

                                            /s/ William J. Edwards
                                            __________________________________
                                            William J. Edwards

                                            /s/ Michael Peter Nestarick
                                            __________________________________
                                            Michael Peter Nestarick